NEWS RELEASE

Contacts:       Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe/Angie Chen
310-279-5980
rjaffe@pondel.com / achen@pondel.com

Commerce Energy Reports Fiscal 2008 First Quarter Financial Results

COSTA MESA, CA – December 17, 2007 – Commerce Energy Group, Inc. (Amex: EGR), a leading U.S. electricity and natural gas marketing company, today announced its financial results for the fiscal 2008 first quarter ended October 31, 2007.

First Quarter Results
The company reported a net loss of $1.1 million or $0.04 per share, for the first quarter of fiscal 2008, compared to net income of $384,000, or $0.01 per share, for the fiscal 2007 first quarter. Net revenues increased 50% to $105.6 million from $70.5 million for the same period last year, driven primarily by higher retail electricity sales to customers in Texas and Maryland.

Gross profit increased to $16.4 million from $10.1 million for the first quarter of fiscal 2007. Gross profit from electricity grew to $15.0 million compared with $8.4 million for the same quarter of fiscal 2007, due to customer growth in Texas and Maryland. Gross profit from natural gas decreased to $1.4 million from $1.7 million in the first quarter of fiscal 2007.

“We are particularly pleased with the strong growth in gross profit during the quarter, given the first quarter is typically a slower quarter due to seasonality,” said Steven S. Boss, chief executive officer. “However, higher-than-usual professional fees and bad-debt expense negatively impacted our bottom-line results. We have taken steps to address these issues, including the implementation of more stringent requirements for signing up new customers.”

Selling and marketing expenses increased to $3.9 million from $2.2 million in the comparable quarter last year, reflecting higher telemarketing and third-party sales expenses related to the company’s expanded customer acquisition initiatives.

General and administrative expenses were $13.5 million compared with $7.8 million in the prior year first quarter, primarily reflecting increased bad debt expenses resulting from a 50% increase in net revenues and higher bad debt reserves in Texas, and higher payroll expenses and professional services fees.

Liquidity
At October 31, 2007, the company had unrestricted and restricted cash and equivalents of $15.5 million, $39.3 million of working capital and no debt. Restricted cash and equivalents were principally comprised of $10.0 million deposited pursuant to the terms of the company’s credit facility. Credit terms from energy suppliers may require the company to post collateral against its forward energy supply purchases. Such collateral obligations are funded with cash and availability under the company’s credit facility.
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Fiscal 2008 Earnings and Customer Growth Outlook
Commerce Energy reiterated its fiscal 2008 earnings and customer growth outlook of net income in the range of $6.1 - $6.6 million, or $0.20 to $0.22 per share, and an estimated 8% - 10% increase in year-over-year customer growth.

Completion of Review of Strategic Alternatives
 The Company announced that it had completed its review of the Company's strategic alternatives assisted by its financial advisor, RBC Capital Markets, and determined that its best course of action to maximize shareholder value is to focus on continued execution of its business plan.  This decision was the result of a detailed review of the Company's major strategic alternatives, including a sale of the Company  After this review, the Company has determined that, in light of its present business model and its future opportunities, it can deliver the highest shareholder value by remaining a stand-alone company at this time.

Chairman of the Board of Directors
The Board of Directors of the Company decided on December 14, 2007 to rotate the position of Chairman of the Board. Dennis R. Leibel, a current member of the Board, assumed the position of Chairman, formerly held by Robert C. Perkins. Mr. Perkins will remain on the Board.

Annual Meeting of Stockholders
The Annual Meeting of Stockholders relating to the Fiscal Year Ended July 31, 2007, or the Annual Meeting, will be held at 10:00 a.m. Pacific Time, on March 27, 2008, at the Hilton Costa Mesa , located at 3050 Bristol Street, Costa Mesa, California. Additional details can be found in the Company's 10-Q for the quarter ended October 31, 2007.

Conference Call and Webcast
Commerce will host a conference call to discuss financial results today at 5 p.m. ET (2 p.m. PT).  The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. Please go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year.  A telephonic replay will be available through December 24, 2007, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 35559901.

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (Commerce) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (Amex) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.

Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed.  Commerce Energy Group, Inc. cautions that while such statements in this news release, whether express or implied, are made in good faith and the company believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission (SEC), some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, uncertainties in the capital markets should we seek to raise additional capital, uncertainties relating to federal and state proceedings relating to other issues in the 2000-2001 California energy crisis, increased or unexpected competition, adverse state or federal legislation or regulation, or adverse determinations by regulators, including failure to obtain regulatory approvals.  Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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FINANCIAL TABLES FOLLOW
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COMMERCE ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2007	2006
Net revenue	$105,597	$70,507
Direct energy costs	89,209	60,451
Gross profit	16,388	10,056
Selling and marketing expenses	3,932	2,235
General and administrative expenses	13,460	7,849
Loss from operations	(1,004)	(28)
Other income (expense):
Interest income	230	412
Interest expense	(313)	—
Total other income and expenses	(83)	412
Net income (loss)	$(1,087)	$384
Income (loss) per common share:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.01

Volume and Customer Count Data

	Three Months Ended October 31,
	2007	2006
Electric – Megawatt hour (MWh)	716,000	458,000
Natural Gas – Dekatherms (DTH)	3,008,000	2,130,000
Customer Count	194,000	161,000

Condensed Consolidated Balance Sheets
(In Thousands)

	October 31, 2007	July 31, 2007
	(Unaudited)
ASSETS
Cash and equivalents	$5,442	$6,559
Accounts receivable, net	65,950	65,231
Natural gas inventory	9,382	5,905
Prepaid expenses and other current	9,245	7,224
Total current assets	90,019	84,919
Restricted cash and equivalents	10,104	10,457
Deposits and other assets	1,802	1,906
Property and equipment, net	8,970	8,662
Goodwill and other intangible assets, net	10,193	10,632
Total assets	$121,088	$116,576
LIABILITIES AND STOCKHOLDERS’ EQUITY
Energy and accounts payable	$31,068	$37,926
Short-term borrowings	12,400	—
Accrued liabilities	7,209	8,130
Total current liabilities	50,677	46,056
Total stockholders’ equity	70,411	70,520
Total liabilities and stockholders’ equity	$121,088	$116,576